Exhibit 23.5

Our reference:	ACYL/LBL/SLKY/202617040	BY EMAIL
Your reference:	To be advised

17 June 2026

Agencia Comercial Spirits Ltd.

No. 65, Ln. 114, Xishi Rd., Xi’an Vil.,

Fengyuan Dist. Taichung City 42061, Taiwan (R.O.C.)

Dear Sirs

AGENCIA COMERCIAL SPIRITS LTD. – CONSENT OF SINGAPORE LEGAL COUNSEL

1.	We act as Singapore legal counsel to Agencia Comercial Spirits Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, as may be amended from time to time (the “Registration Statement”) and to be initially filed with the Securities and Exchange Commission on 17 June 2026 under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s proposed self-directed best efforts offering of up to 20,000,000 of the Company’s Class A Ordinary Shares on the Nasdaq Capital Market (the “Transaction”).

2.	We hereby consent to: (i) the filing of a copy of our opinion to the Company dated 17 June 2026 in connection with the Transaction, as an exhibit to the Registration Statement; and (ii) the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

AEI LEGAL LLC

AEI LEGAL LLC (UEN: 201806065C)

1 Phillip Street, #05-01 Royal One Phillip, Singapore 048692